Exhibit 16


                              KPMG Peat Marwick LLP
                         300 North Marienfeld, Suite 300
                              Midland, Texas 79701




December 19, 1997



Securities and Exchange Commission
Washington, D.C.  20549

Ladies and Gentlemen:

We are the principal accountants for Pioneer Natural Resources Company and, under the date of January 29, 1997, we reported on the consolidated financial statements of Pioneer Natural Resources Company and subsidiaries as of and for the years ended December 31, 1996 and 1995. On December 5, 1997, our appointment as principal accountants was terminated for periods after December 31, 1997, and after completion of our audit on such fiscal period. We have read Pioneer Natural Resources Company's statements included under Item 4 of its Form 8-K dated December 5, 1997, and we agree with such statements.

                                               Very truly yours,



                                               KPMG Peat Marwick LLP


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